Exhibit 99.1
Allied Healthcare International Inc. Reports
Fiscal 2011 First Quarter Results
NEW YORK — February 9, 2011 — Allied Healthcare International Inc. (NASDAQ: AHCI), a leading provider of flexible healthcare staffing services in the United Kingdom, today issued financial results for its fiscal 2011 first quarter ended December 31, 2010.
To provide investors with a better understanding of the Company’s performance and because of fluctuations in foreign exchange rates, Allied is discussing its revenues, gross profit, selling, general & administrative (SG&A) expenses and operating income at constant exchange rates, which are calculated using the comparable prior period weighted average exchange rates. In addition, as the Company’s revenues and gross profit from our principal operations are denominated in pounds sterling but reported in United States dollars, an analysis, which is contained in the Historical Revenues, Gross Profit, SG&A and Operating Income table at the end of this press release, is included of the last five quarters’ revenues, gross profit, SG&A and operating income in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates.
Fiscal First Quarter Results

	Three Months Ended December 31,			Three Months Ended December 31,
			%					%
	2010	2009	Change	2010	%	2009	%	Change
(Amounts in thousands)	Revenue			Gross Profit

Homecare	$63,263	$58,622	7.9%	$19,749	31.2%	$18,027	30.8%	9.6%
Nursing Homes	3,885	5,325	-27.0%	1,241	31.9%	1,687	31.7%	-26.4%
Hospitals	4,278	5,437	-21.3%	1,033	24.1%	1,163	21.4%	-11.2%

Total, at constant exchange rates	71,426	69,384	3.0%	22,023	30.8%	20,877	30.1%	5.5%
Effect of foreign exchange	(2,227)	—	-3.3%	(686)		—		-3.3%

Total, as reported	$69,199	$69,384	-0.3%	$21,337		$20,877		2.2%

				SG&A

SG&A, at constant exchange rates & excluding US Corporate Overhead Costs & Amortization Costs				$17,492		$16,093		8.7%
SG&A — US Corporate Overhead Costs				1,071		663		61.5%
SG&A — Amortization, at constant exchange rates				322		324		-0.6%

SG&A, at constant exchange rates				18,885		17,080		10.6%
Effect of foreign exchange				(555)		—		-3.3%

Total SG&A, as reported				$18,330		$17,080		7.3%

	Operating Income

Operating income, at constant exchange rates & excluding US Corporate Overhead Costs & Amortization	$4,531		$4,784		-5.3%
Operating income — US Corporate Overhead Costs	(1,071)		(663)		-61.5%
Operating income — amortization, at constant exchange rates	(322)		(324)		0.6%

Operating income, at constant exchange rates	3,138		3,797		-17.5%
Effect of foreign exchange	(131)		—		-3.3%

Operating income, as reported	$3,007		$3,797		-20.8%

	Net Income Attributable to Allied

		Basic and		Basic and
		Diluted EPS		Diluted EPS

Net income attributable to Allied	$1,838	$0.04	$2,854	$0.06

For the first quarter of fiscal 2011, total revenue increased 3.0%, to $71.4 million, compared with $69.4 million reported during the same period in fiscal 2010. Allied’s Homecare revenue grew 7.9% to $63.2 million. The acquisition completed in the third quarter of fiscal 2010 contributed 8.0%, or $4.7 million, to the increase in homecare revenues. Nursing Homes revenue declined 27.0% to $3.9 million and Hospitals revenue declined 21.3% to $4.3 million. After the unfavorable impact of currency exchange of $2.2 million, revenue decreased 0.3% year over year to the reported $69.2 million.
Total gross profit for the first fiscal quarter increased 5.5% to $22.0 million, from $20.9 million for the comparable quarter in fiscal 2010. Homecare gross profit grew 9.6% to $19.8 million. The acquisition completed in the third quarter of fiscal 2010 contributed $1.5 million, or 8.1%, to the increase in homecare gross profit. Nursing Homes gross profit declined 26.4% to $1.2 million and Hospitals gross profit declined 11.2% to $1.0 million. Gross profit as a percentage of revenue was 30.8%, compared with 30.1% for the comparable prior-year period. Foreign exchange decreased gross profit by $0.7 million to the reported $21.3 million for the 2011 first fiscal quarter.
SG&A for the first fiscal quarter was $18.9 million (26.4% of revenues), an increase of 10.6%, from $17.1 million (24.6% of revenues) reported last year. The acquisition completed in our third fiscal quarter contributed 6.7%, or $1.1 million, to the 8.7% increase in SG&A, excluding US corporate overhead costs and amortization costs. Foreign exchange decreased costs by $0.6 million to the reported $18.3 million for the 2011 first fiscal quarter.
Operating income for the first quarter of fiscal 2011 decreased by 17.5% to $3.1 million from $3.8 million a year ago. Foreign exchange decreased operating income by $0.1 million to the reported $3.0 million for the 2011 first fiscal quarter.
Net income attributable to Allied for the first quarter of fiscal 2011 was $1.8 million, or $0.04 per diluted share, compared with $2.9 million, or $0.06 per diluted share, reported during the 2010 first fiscal quarter.

Management Discussion
Sandy Young, Chief Executive Officer of Allied, commented, “Allied’s first quarter results were in line with our expectations as we anticipated a reduction in public spending due to the U.K. Government’s budget tightening initiatives.
“According to the Comprehensive Spending Review, local government budget cuts are anticipated over the next four years. Local authorities are in the process of evaluating how to apply such budget restrictions across their different areas of spending. In the meantime, the health budget was slightly up, and an additional £2 billion of funding per year is expected to be spent by 2014-2015 to support social care.
“While we expect some negative impacts on our business as a result of the upcoming changes, we believe that new opportunities will arise as well. For example, outsourcing by local authorities should increase, the number of contracted providers can be reduced, and money can be potentially relocated from residential to homecare.
“Another of the U.K. government’s goals is for primary and community care to provide high quality, personal care and support, treating people when they are sick and helping them stay healthy, where and when they need it most. Accordingly, the U.K. government has stated that it wants to build on the services which are currently provided in the community to create one integrated sustainable structure. We believe that all of these NHS changes ideally position Allied to leverage its existing Primary Care Trust relationships and national footprint, as well as to move away from hour-based contracts to managed service provision.
“As we discussed earlier, we believe Allied is in a good position to benefit from joint commissioning of health and social care. We are including the same facts, as noted in our fiscal 2010 earnings release, for your convenience:
•
Within our homecare revenue, we have over $159 million (£104 million) in social care revenue, $57.7 million (£37 million) in continuing care revenue and $13.3 million (£9 million) in learning disability revenue;

•	We are introducing new PCT services this year. They will include our night roaming service, our end of life services and other specialist health services;
•	We are winning extra care contracts, a potentially new revenue stream;
•	We are looking at new homecare solutions, including Telecare/Telehealth; and
•
We are extending the boundaries of the care and supported living we provide to include children’s services and services for drug and alcohol abuse. Some of these require rental housing to be part of the package.

“Although we anticipate that there will be continuing tension in spending, we believe that councils and PCT’s are likely to:
•	Outsource more than they do at present, particularly in Scotland, Wales and Ireland;
•	Have the ability to get incremental savings by directing greater volumes to providers of scale like Allied;
•	Keep individuals out of hospital and in their own homes;
•	Favor lower cost homecare over more expensive residential care;
•	Pursue new and quite entrepreneurial services around the end of life pathway; and
•	Still need to provide for the increasing numbers of elderly each year.

“In the fiscal year to date period, we have seen no change in the number of contracts coming up for retender and have won a number of care contracts, including:
•	As announced in December, Cardiff County Council — Up to 2,000 hours per week for four years, commencing April 2011.
•	Stafford County Council — Up to 6,000 hours per week for four years, commencing April 2011.
•	Essex PCT — Up to 4,000 hours per week of continuing care, commencing February 2011.
•	Westminster City Council — Up to 1,500 hours per week for three years, which commenced January 2011.
“Today Allied remains the largest provider of home care services in the UK, operating approximately 115 branches. Looking towards the remainder of the fiscal year, we continue to see growth opportunities from continuing care, learning disabilities, and the U.K. government’s focus on personalization. We believe that Allied is positioned to benefit from the current industry trends and to mitigate the challenging economy.”
Paul Weston, Chief Financial Officer of Allied, commented, “While Allied’s top line during the first quarter continued to be impacted by the economic challenges, we remained focused on controllable aspects of our operations and proceeded with investments in our business to support Allied’s strategic long term objectives.
“We are very pleased with our first quarter gross margins which remained very stable and within our normal 30% range of expectations. The improvement from 30.1% to 30.8% is primarily due to the sales mix within our hospital staffing business and also a reduction in some of our lower homecare margin service lines arising from the Comprehensive Spending Review. We continue to focus on efforts to maintain our target gross margin percentage despite ongoing pricing pressures and increased national insurance charges, which will go into effect in April 2011, which will impact us.
“SG&A, excluding US corporate costs and amortization increased 8.7% year over year. Although we have incurred costs related to investments in specialized service lines, which include continuing care and learning disabilities, over the last few quarters our U.K. overhead costs have remained fairly flat and the increase of 8.7% is mainly due to the fiscal 2010 acquisition which contributed 6.7% to the increase. The increase in U.S. corporate overhead costs is mainly attributable to amounts incurred in our continuous efforts to increase shareholder value over time.
“As indicated in our prior SEC filings, effective for our fiscal year beginning October 1, 2010, legislative changes have gone into effect that have disallowed the U.K. tax deduction on intra-group interest expense. This legislative change has resulted in an increase to our tax provision amount and an increase of approximately 9% to our effective tax rate for the quarter ended December 31, 2010.

“We ended the quarter with a very strong balance sheet. At December 31, 2010 and September 30, 2010, Allied’s cash balance was $34.6 million (£22.4 million) and $39.0 million (£24.7 million), respectively, which represents a decrease in the cash balance of $4.4 million (£2.3 million). This decrease was mainly attributable to the timing of payments related to our payroll accruals and estimated tax payments. Accrued payroll and related expenses was $15.2 million and $20.1 million, at December 31, 2010 and September 30, 2010, respectively. Taxes payable was $1.4 million and $2.3 million at December 31, 2010 and September 30, 2010, respectively.”
For the fiscal three months ended December 31, 2010, depreciation and amortization was $1.2 million (£0.8 million), and capital expenditures were $1.7 million (£1.1 million). Days Sales Outstanding were 26 days at December 31, 2010 and September 30, 2010 (43 days including unbilled account receivables).
Dr. Jeffrey Peris, Chairman of Allied, commented, “The U.K. government’s effort to reduce its fiscal deficit is creating short term challenges for our business, however the Board believes that Allied has the right focus, plans and sufficient financial resources to further execute its business strategy and build value for its shareholders.”
Conference Call Information: February 9, 2011 at 10:00 AM Eastern Time / 3:00 PM UK Time
Allied will host a call and webcast today at 10:00 AM Eastern Time / 3:00 PM UK Time, to discuss its financial results. To join the call, please dial (877) 407-8031 for domestic participants and (201) 689-8031 for international participants. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A telephone replay will be available for two weeks following the call by dialing (877) 660-6853 for domestic participants and (201) 612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 366201. A webcast replay will also be available and archived on the Company’s website for ninety days.
Reconciliation of GAAP and Non-GAAP Data
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects, US corporate overhead costs and amortization costs. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied also provides these services in Ireland. Allied operates a community-based network of approximately 115 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; the effect of the change in the U.K. government and the impact of proposed changes in recent policy making related to health and social care that may reduce revenue and profitability; the impact of the HM Treasury Comprehensive Spending Review 2010 setting out the U.K. government’s plans to reduce spending; the introduction by the U.K. government of individualized budgets and direct payments for service users, which could lead our hospital, healthcare facility and other customers to bypass our services and which might decrease our revenues and margins; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand and spending for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; the effect of existing or future government regulation in relation to employment and agency workers’ rights and benefits, including changes to National Insurance rates and pension provision; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 17 8581 0600
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277-1247
sherry.bertner@icrinc.com

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2010	2009
Revenues:
Net patient services	$69,199	$69,384

Cost of revenues:
Patient services	47,862	48,507

Gross profit	21,337	20,877

Selling, general and administrative expenses	18,330	17,080

Operating income	3,007	3,797

Interest income	90	105
Interest expense	(21)	—
Foreign exchange loss	(5)	(18)

Income before income taxes	3,071	3,884

Provision for income taxes	1,106	1,030

Net income	1,965	2,854

Less: Net income attributable to noncontrolling interest	(127)	—

Net income attributable to Allied Healthcare International Inc.	$1,838	$2,854

Basic net income per share attributable to Allied Healthcare International Inc. common shareholders	$0.04	$0.06

Diluted net income per share attributable to Allied Healthcare International Inc. common shareholders	$0.04	$0.06

Weighted average number of common shares outstanding:
Basic	43,571	45,127

Diluted	43,923	45,417

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2010	September 30,
	(Unaudited)	2010
ASSETS

Current assets:
Cash and cash equivalents	$34,639	$39,031
Accounts receivable, less allowance for doubtful accounts of $734 and $732, respectively	20,354	20,092
Unbilled accounts receivable	12,561	13,393
Deferred income taxes	480	552
Prepaid expenses and other assets	2,339	1,943

Total current assets	70,373	75,011

Property and equipment, net	9,553	8,924
Goodwill	100,793	102,945
Other intangible assets, net	3,121	3,501

Total assets	$183,840	$190,381

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,286	$1,581
Current maturities of debt and capital leases	620	614
Accrued expenses, inclusive of payroll and related expenses	20,879	25,897
Taxes payable	1,395	2,310

Total current liabilities	25,180	30,402

Long-term debt and capital leases, net of current maturities	305	389
Deferred income taxes	1,282	1,534
Other long-term liabilities	302	308

Total liabilities	27,069	32,633

Commitments and contingencies

Noncontrolling interest	4,389	4,358

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,721 and 45,721 shares, respectively	457	457
Additional paid-in capital	242,567	242,478
Accumulated other comprehensive loss	(18,202)	(15,267)
Accumulated deficit	(66,320)	(68,158)

	158,502	159,510
Less cost of treasury stock (2,150 shares)	(6,120)	(6,120)

Total shareholders’ equity	152,382	153,390

Total liabilities and shareholders’ equity	$183,840	$190,381

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2010	2009
Cash flows from operating activities:
Net income	$1,965	$2,854
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	883	728
Amortization of intangible assets	312	324
Foreign exchange loss	1	15
Increase in provision for allowance for doubtful accounts	47	130
Loss on sale of fixed assets	—	2
Stock based compensation	89	115
Deferred income taxes	73	(55)
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Increase in accounts receivable	(758)	(209)
Decrease (increase) in prepaid expenses and other assets	114	(1,983)
Decrease in accounts payable and other liabilities	(4,588)	(859)

Net cash (used in) provided by operating activities	(1,862)	1,062

Cash flows from investing activities:
Capital expenditures	(1,729)	(806)
Proceeds from sale of property and equipment	8	—

Net cash used in investing activities	(1,721)	(806)

Cash flows from financing activities:
Repayments of debt and capital lease obligations	(357)	—
Borrowings under invoice discounting facility, net	300	—
Stock options exercised	—	288

Net cash (used in) provided by financing activities	(57)	288

Effect of exchange rate on cash	(752)	(6)

(Decrease) increase in cash	(4,392)	538

Cash and cash equivalents, beginning of year	39,031	35,273

Cash and cash equivalents, end of year	$34,639	$35,811

Supplemental cash flow information:
Cash paid for interest	$21	$—

Cash paid for income taxes, net	$1,792	$—

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in accrued expenses and other long-term liabilities	$603

ALLIED HEALTHCARE INTERNATIONAL INC.
HISTORICAL REVENUES, GROSS PROFIT, SG&A AND OPERATING INCOME
(In thousands, except foreign exchange rate)
(Unaudited)

	Revenue					Gross Profit
	Q1	Q4	Q3	Q2	Q1	Q1	Q4	Q3	Q2	Q1
	2011	2010	2010	2010	2010	2011	2010	2010	2010	2010

Homecare	£38,745	£39,255	£38,323	£35,860	£35,903	£12,095	£12,188	£11,651	£11,083	£11,041
Nursing Homes	2,379	3,048	2,731	2,864	3,261	760	1,002	882	931	1,033
Hospitals	2,620	3,114	2,933	3,235	3,330	633	812	696	755	712

Total	£43,744	£45,417	£43,987	£41,959	£42,494	£13,488	£14,002	£13,229	£12,769	£12,786
Foreign Exchange rate	1.58	1.55	1.49	1.56	1.63	1.58	1.55	1.49	1.56	1.63

	$69,199	$70,417	$65,748	$65,530	$69,384	$21,337	$21,712	$19,768	$19,948	$20,877

SG&A — Foreign Operations						£10,713	£10,806	£10,588	£9,786	£9,856
SG&A — US Corporate						677	719	660	485	406
SG&A — Amortization						197	240	218	193	199

Total						£11,587	£11,765	£11,466	£10,464	£10,461
Foreign Exchange rate						1.58	1.55	1.49	1.56	1.63

						$18,330	$18,244	$17,176	$16,346	$17,080

Operating Income — Foreign Operations						£2,775	£3,196	£2,641	£2,983	£2,930
Operating Loss — US Corporate						(677)	(719)	(660)	(485)	(406)
Operating Loss — Amortization						(197)	(240)	(218)	(193)	(199)

Total						£1,901	£2,237	£1,763	£2,305	£2,325
Foreign Exchange rate						1.58	1.55	1.49	1.56	1.63

						$3,007	$3,468	$2,592	$3,602	$3,797

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